Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-4 (No. 333-222235) and
Form S-8 (Nos. 333 -40152, 333-40154, 333-54188, 333-55974, 333-56322, 333-87322, 333-91124, 333-104925, 333-106683, 333-108334, 333-111133, 333-114434, 333-124072, 333-133281, 33-148621, 333-151816, 333-163644, 333-180412, 333-187641, 333-194865, 333-204730, 333-213059 and 333-217004) of our reports dated March 29, 2018, relating to the consolidated financial statements and financial statement schedule of Marvell Technology Group Ltd. and subsidiaries, and the effectiveness of Marvell Technology Group Ltd. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Marvell Technology Group Ltd. for the year ended February 3, 2018.
/s/ Deloitte & Touche LLP

San Jose, California
March 29, 2018